Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-02934, 333-02860 and 333-96645) on Form S-8, of our reports dated February 4, 2005, relating to the consolidated financial statements and management’s report on internal control over financial reporting appearing in this Annual Report on Form 10-K of USANA Health Sciences, Inc. for the year ended January 1, 2005.

Salt Lake City, Utah

March 15, 2005